Exhibit 5.1

February 9, 2011

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

Ladies and Gentlemen:

We have acted as counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale by the Partnership of up to 3,756,155 common units (including an option to purchase up to 731,155 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the “Primary Units”) and by certain selling unitholders (the “Selling Unitholders”) of 1,849,366 common units representing limited partner interests of the Partnership (the “Secondary Units”) pursuant to an underwriting agreement dated February 3, 2011 (the “Underwriting Agreement”), among the Partnership, StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), StoneMor Operating Company LLC, a Delaware limited liability company, Raymond James & Associates, Inc. and Barclays Capital Inc., as representatives for the several underwriters named therein (the “Underwriters”) and the Selling Unitholders.

We refer to the Registration Statement on Form S-3 (Registration No. 333-170870), as amended, filed by the Partnership with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on December 15, 2010 (the “Registration Statement”) and included a base prospectus (the “Base Prospectus”) and a prospectus supplement, dated January 28, 2011 (the “Prospectus Supplement”). The Base Prospectus, together with the Prospectus Supplement, is referred to herein as the “Prospectus”.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the certificate of limited partnership of the Partnership, (iv) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008 (the “Partnership Agreement”), (v) resolutions of the board of directors of the General Partner, the pricing committee of the board of directors of the General Partner and the board of directors of StoneMor Operating LLC, (vi) the Underwriting Agreement and

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

StoneMor Partners L.P. February 9, 2011 Page 2

(vii) such other certificates, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)	The Primary Units, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

(ii)	The Secondary Units are validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

The opinions expressed herein are qualified in the following respects:

a.	We have assumed that (1) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (2) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

b.	The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

c.	We have assumed that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

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We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.